Exhibit (p)

Matthews International Funds (d/b/a Matthews Asia Funds)

Matthews A Share Selections Fund, LLC

Matthews International Capital Management, LLC

Code Of Ethics

(excerpt of Matthews Asia Compliance Policies and Procedures)

I.	Overview

It is important that you read and understand this Code of Ethics (this “Code”); because its overall purpose is to help you comply with the law and to preserve and protect the reputation of the Funds and Matthews. This Code of Ethics was adopted to comply with SEC Rule 17j-1 under the 1940 Act, and SEC Rule 204A-1 under the Advisers Act.

Rule 17j-1 requires each Fund to adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any fraudulent, deceptive, or manipulative conduct, or to make any untrue statement or omit to state a material fact, in connection with the purchase or sale of any security held or to be acquired by each Fund.

Rule 204A-1 requires Matthews to establish a written code of ethics that includes, among other things, standards of business conduct, requires supervised persons to comply with applicable federal securities laws, requires review of Access Persons’ personal securities transactions, and requires the reporting of Code violations.

This Code does not attempt to identify all possible conflicts of interest that you might encounter, and literal compliance with each of its specific provisions will not shield you from liability for personal trading or other conduct that violates a fiduciary duty to clients and Fund shareholders.

If you have any questions concerning a proposed course of action that may present a conflict of interest, you should contact the appropriate CCO. If you are aware of any violation or suspected violation of the Code, you must promptly report it to the appropriate CCO.

All Access Persons are required to read, understand, and agree to comply with this Code and Matthews’ Conflicts Policies, submitting the form via the System or, if the System is unavailable for technical reasons only, using the form provided in Exhibit A.

II.	Pre-Clearance, Reporting and Disclosure Requirements

All purchases, sales or other transactions by an Access Person for his or her own account or an account in which he or she has a Beneficial Interest must comply with the pre-approval, reporting and other requirements of the Code. All brokerage and similar accounts of an Access Person or an account in which he or she has a Beneficial Interest must comply with the disclosure, reporting and other requirements of the Code.

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An Access Person will generally have a Beneficial Interest in the accounts of Immediate Family members.

Prohibited Transactions and Pre-Approval of Permitted Transactions

Prohibition on transactions in Asia Pacific Securities	Except as may otherwise be provided by this Code, Access Persons may not, directly or indirectly, purchase, sell, acquire, dispose of, or in any way transact in, any Asia Pacific Security or any Beneficial Interest in any Asia Pacific Security.
Pre-approval of Transaction in Covered Securities	Except as may otherwise be provided by the Code, Access Persons may not, directly or indirectly, purchase, sell, acquire, dispose of, or in any way transact in, any Covered Security without the prior written pre-approval of the Compliance Department.
Trading Blackout Period	Except as may otherwise be provided by this Code, Access Persons may not, directly or indirectly, purchase, sell, acquire, dispose of, or in any way transact in, a Covered Security if:

(i) Matthews has conducted any transaction in that security for the account of any client during the preceding five (5) business days; or

(ii) Matthews anticipates conducting any transaction in that security within the five (5) business days next following the requested transaction by the Access Person (the “Blackout Period”)
Disclosure of interest in Securities acquired in an Initial Public Offerings (“IPO”) or Private Placement	Access Persons given pre-approval to acquire securities in an IPO or Private Placement must disclose that investment to Matthews CIO and CCO if such person is involved in or otherwise aware that Matthews is or may be considering a transaction for a Fund or any other client in any security of the same issuer.

To obtain pre-approval of transactions in a Covered Security, Access Persons must submit a written or electronic request (via the System, or, if the System is unavailable for technical reasons only, e-mail or using the form provided on Exhibit C) to the Compliance Department. The Compliance Department reviews requests for pre-approval for compliance with the provisions of the Code (which may include discussions with the CIO, Portfolio Managers and Traders). To the extent that Matthews has not conducted a transaction in the Covered Security during the applicable Blackout Period and no client transaction in that security is then pending, the Compliance Department will generally pre-approve the requested transaction.1 All requests for pre-approval, whether approved or denied, will be maintained in that Access Person’s trading file, which is maintained by the Compliance Department. Unless otherwise provided in the approval, pre-approval for a specific transaction is valid for two (2) trading days after which it is given (except for the Funds, as discussed below).

1       Any transactions by the Matthews CCO must be reviewed by the Chief Executive Officer, President or General Counsel of Matthews.

2

Additional Procedures for Trades of Shares of the Funds and the Matthews Asia Funds (Luxembourg). In addition to these procedures, the Compliance Department is authorized to pre-approve transactions by Access Persons in shares of the Funds and the Matthews Asia Funds (Luxembourg) only between the close of the New York Stock Exchange (generally 1 p.m. Pacific Time) and the next opening of the first Asian market (generally 5 p.m. Pacific Time). Pre-approved trades in shares of the Funds must be transmitted to your broker-dealer, BNY Mellon Distributors Inc. or other intermediary for execution as of a time not later than 1 p.m. (Pacific Time) on the first business day following pre-approval. The pre-approval for any trade not transmitted for execution as of this time is ineffective and a new pre-approval must be obtained by the Access Person.

Exemptions and Exceptions to Pre-Approval Requirements and Blackout Period

Notwithstanding the foregoing, pre-approval is not required, and any Blackout Period does not apply to, the following transactions and accounts:

1.	Involuntary transactions (e.g. corporate actions and receipt and exercise of rights issued to all security holders of an issuer on a pro rata basis). If you have any question about whether a transaction may be deemed to be voluntary, please contact the Compliance Department prior to entering into the transaction.

2.	Transactions pursuant to a dividend reinvestment, automatic purchase or other similar plan that previously has been disclosed to the Compliance Department.

3.	Transactions in any account over which the Compliance Department has determined that the Access Person has no direct or indirect influence or control.

4.	Any transaction on a single trading day that involves either i) 500 or fewer shares or ii) $10,000 or less in any Covered Security (other than transactions in Asia Pacific Securities, shares of the Funds, and transactions in IPOs and Private Placements). Option transactions will be subject to the same requirement as the underlying equity Security. Because options trading involves special considerations, you should consult with the Compliance Department before purchasing or writing any option contracts.

De Minimis Exception: small transactions in many Covered Securities.

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Although the foregoing transactions are not subject to the pre-approval requirements or Blackout Period of the Code, all such transactions remain subject to the reporting and disclosure requirements described below.

Disclosure and Reporting Obligations

Disclosure of Accounts

Within 10 days after becoming an Access Person and annually within 45 days after each calendar year end, every Access Person is required to disclose all brokerage or similar accounts which may hold or through which transactions in Covered Securities may be conducted, either submitting a certificate via the System, or, if the System is unavailable for technical reasons only, using the form attached as Exhibit B. Accounts required to be disclosed include accounts (i) in that person’s name; (ii) in the name of any member of his or her Immediate Family; and (iii) in which he or she or any member of his or her Immediate Family has a Beneficial Interest.

Disclosure of Personal Holdings

Within 10 days after becoming an Access Person and annually within 45 days after each calendar year end, every Access Person must report the title, number of shares and principal amount of each Covered Security in which such person has a Beneficial Interest, the name of any broker, dealer or bank with which such Covered Security was held, and the date the report was submitted. The information or statement submitted in the report must be current as of a date no more than 45 days before the report is submitted.

Account Statements

With respect to accounts required to be disclosed, Access Persons are required to arrange for Matthews to receive an account statement directly from the broker or intermediary promptly following each month. The Compliance Department will assist Access Persons in making the required arrangements.

Quarterly Transactions Reporting

Within 10 days after each calendar quarter (unless otherwise approved in advance by the Matthews CCO, but in any event within 30 days after the calendar quarter), every Access Person is required to provide the Compliance Department with a report of all trades in any security Beneficially Owned by him or her during that quarter on the certification provided on the System or, if the system is unavailable for technical reasons only, using the form attached as Exhibit D.

Semi-Annual Certificate of Compliance	Each Matthews employee who is an Access Person is required to submit a certification via the System (or, if the System is unavailable for technical reasons only, sign a certificate in the form attached as Exhibit A) certifying, semi-annually, that he or she is in compliance with this Code. Such certifications must be received by Matthews and dated not later than the last calendar day of the month following the end of the relevant period.

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Reporting Violations of the Policies

I.	Overview

The Conflicts Policies are designed to assure open and effective channels of communication concerning potential legal violations or matters of ethics or questionable business practices. In this regard, we have established these formal procedures for:

•	The receipt, retention, and treatment of complaints the Funds or Matthews receive regarding violations of the Policies or any other internal policy;

•	The submission of concerns regarding questionable accounting or auditing matters involving the Funds or other clients of Matthews; and

•	The submission of concerns regarding any other financial reporting practices, potential violations of the securities laws, and matters of ethics or questionable business practices.

We have designed these procedures to facilitate proper disclosures, encourage proper individual conduct, protect employees who report violations, and alert each Fund Board to potential problems that could have serious consequences if not corrected.

II.	Procedures

If you have concerns regarding a potential violation of the Code, you must immediately report that information to the appropriate Fund, Matthews, or to Matthews Asia Funds (Luxembourg), generally through the appropriate CCO.

i.	Upon receiving information from any person (a “Reporting Person”) about a potential material violation, the relevant CCO will immediately inform the Chairman of the Board of the relevant Board (the “Chairman”), (or, if the violation involves Matthews Asia Funds (Luxembourg), a conducting officer of the Matthews Asia Funds (Luxembourg) (“Conducting Officer”)) of the report and will conduct a thorough investigation, apprising the Chairman (or a Conducting Officer, if applicable) of the progress and results of that inquiry as appropriate.

ii.	If you suspect a material violation by a Fund or Matthews CCO, you should contact the appropriate Chairman directly. The Chairman will oversee the preliminary and final investigation if the report involves a potential material violation by a CCO.

iii.	Where appropriate, each Fund, Matthews, or Matthews Asia Funds (Luxembourg) may report details of the potential violation to the person under investigation, senior management, the Audit Committee, and/or regulatory and law enforcement authorities. In providing that information, the Fund or Matthews will take care to avoid compromising the integrity of the inquiry or possible action by regulatory and law enforcement authorities.

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III.	Freedom to Report (No Retaliation)

This policy is intended to create an environment where Reporting Persons can act without fear of reprisal or retaliation. For that reason:

i.	A Reporting Person’s identity will be kept confidential to the extent possible and consistent with the need to investigate and respond to a potential violation;

ii.	Each Fund, Matthews, and Matthews Asia Funds (Luxembourg) will not discharge, demote, suspend, threaten, harass, or in any other manner retaliate against a Reporting Person in the terms and conditions of employment because a Reporting Person has lawfully provided information, caused information to be provided, or otherwise assisted in an investigation of reported conduct that the Reporting Person reasonably believes constitutes a potential violation;

iii.	In order to monitor whether the Reporting Person is being subjected to retaliation, each Fund, Matthews, or Matthews Asia Funds (Luxembourg), generally through the appropriate CCO, will periodically contact the Reporting Person, and take other action, as appropriate, to determine whether any changes in the Reporting Person’s work situation have occurred since engaging in protected conduct. If a CCO believes that there is a substantial likelihood that retaliation has occurred, he or she will report that finding to appropriate management of Matthews, the Audit Committee or the Fund Board as appropriate, and management of Matthews Asia Funds (Luxembourg) as appropriate; and

iv.	Any Reporting Person who feels he or she has been the subject of retaliation prohibited by this policy should immediately notify the appropriate CCO or the head of Human Resources at Matthews, or the Chairman of the Fund. Each Fund, Matthews, or Matthews Asia Funds (Luxembourg) will take appropriate disciplinary or remedial action if it is determined that a Reporting Person has been subjected to any prohibited retaliation.

Under California law, a Reporting Person who believes that he or she has been subject to retaliation for reporting a potential violation of law may report such conduct to the California Attorney General’s Office at (800) 952-5225.

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IV.	Contact Information

Chief Compliance Officer of Matthews	Board of Matthews Asia Funds
Asia Funds

Manoj K. Pombra	Jonathan F. Zeschin
Four Embarcadero Center, Suite 550	8101 East Prentice Ave., Suite 1060
San Francisco, CA 94111	Greenwood Village, CO 80111
Office: (415) 955-8122	Direct: (303) 333-8498
Fax: (415) 984-5341	Email: jzeschin@essentialinvestment.com
Email: mpombra@matthewsasia.com

Chief Compliance Officer of Matthews	Board of Matthews A Share
A Share Selections Fund, LLC	Selections Fund, LLC

Jean-Paul Migrditchian	Jonathan F. Zeschin
Four Embarcadero Center, Suite 550	8101 East Prentice Ave., Suite 1060
San Francisco, CA 94111	Greenwood Village, CO 80111
Office: (415) 955-5381	Direct: (303) 333-8498
Fax: (415) 788-4804	Email: jzeschin@essentialinvestment.com
Email: jean-paul.migrditchian@matthewsasia.com

For Matthews Asia Funds (Luxembourg):

Director	Director

Timothy B. Parker	Richard Goddard
Four Embarcadero Center, Suite 550	MDO Services – The Director’s Office
San Francisco, CA 94111	19, Rue de Bitbourg
Office: (415) 955-8138	L-1273 Luxembourg
Fax: (415) 984-5341	Office: +352 26 21 477
Email: tparker@matthewsasia.com	Fax: +352 621 27 00 06
Email: richard.goddard@thedirectorsoffice.com

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Administration of Policies

I.	Monitoring and Recordkeeping

Review by Compliance. All confirmations, statements, forms and other information required to be submitted to Matthews under any of the Conflicts Policies will be reviewed by the either the appropriate CCO or staff of the Compliance Department2 to monitor compliance with these Conflicts Policies. Matthews may require an Access Person to take any action concerning a personal securities transaction, or personal account that it deems is in the best interests of a Fund to maintain compliance with this Code.

Interpretive Authority. Subject to the oversight of the Matthews Compliance Committee, and with the advice of counsel to Matthews and/or a Fund, the appropriate CCO will be responsible for interpreting these Conflicts Policies.

Recordkeeping. Matthews will maintain the records concerning the Code required by Rule 17j-1 under the 1940 Act and Rule 204-2 under the Advisers Act, as well as any disclosures, reports or other matters related to these Conflicts Policies.

In addition, specific to the Gifts Policy, the Compliance Department will maintain a record of (i) the approval by Matthews of an employee’s acceptance or offer of a gift of a Error! Reference source not found.; (ii) the receipt by Matthews or its employees of a gift of Error! Reference source not found. that is accepted and that is shared among Matthews’ employees generally, or surrendered to the Matthews CCO (in such case, the record must reflect the Matthews CCO’s disposition of the matter); (iii) the receipt by Matthews or its employees of a gift of Error! Reference source not found. that is accepted but subsequently given to a charity by the employee; and (iv) each employee’s annual certification that he or she has read and is in compliance with the Gifts Policy.

Matthews will maintain such records for six years, the first two years in an easily accessible place.

Waivers. Subject to the oversight of the Compliance Committee, the appropriate CCO has the authority to waive certain provisions of these Conflicts Policies if enforcement of those provisions would cause an undue hardship, would not serve the interests of the Funds or Matthews’ clients, as relevant, or the purposes of these Conflicts Policies, and in other appropriate circumstances. Any such waiver must be in writing and may be subject to limitations or restrictions as deemed appropriate. The Matthews CCO will maintain a written record of any waiver granted and will report the grant of a waiver to Matthews’ Compliance Committee not later than its next meeting.

2         With respect to a CCO, such materials shall be reviewed by the General Counsel, who will direct any relevant Code issues with respect to the CCO to the President, or Chief Executive Officer of Matthews, and, as appropriate, the Chairman of the Board of a Fund.

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 Training. The Matthews CCO will provide guidance to employees concerning the application and interpretation of the Conflicts Policies and will provide training concerning the requirements of the Conflicts Policies to all new employees and to all employees at least annually.

Amendments. The Matthews Compliance Committee will provide each Access Person with a copy of these Conflicts Policies, including the Code, as amended or revised from time to time. Material changes to the Code with respect to a Fund must be reported to and approved by that Fund Board. Material changes to the Code with respect to Matthews, or to Conflicts Policies other than the Code, must be approved by Matthews’ Compliance Committee.

Reports to a Fund Board concerning the Code. The Fund CCO, or his or her designee, will provide to that Board a written report outlining any material issues that arose under or concerning the Code during the previous quarter, including but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations. The Fund CCO will also annually certify to the Board that the Fund and Matthews have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

II.	Certification of Compliance

All employees of Matthews are required to submit a certificate via the System, or, if the System is unavailable for technical reasons only, certify in the form attached as Exhibit A certifying, semi-annually, that he or she is in compliance with each of the Conflicts Policies. Such certifications must be received by Matthews and dated not later than the last calendar day of the month following the end of the period to which it relates.

III.	Violations of the Policies

Any failures to comply with these Policies will be referred to Matthews’ Compliance Committee for review and imposition of any appropriate disciplinary action. The Compliance Committee may delegate the review of conduct under the Conflicts Policies and the imposition of appropriate disciplinary action to the Matthews CCO.

Sanctions for violations of these Conflicts Policies may include any action deemed appropriate by Matthews, including, but not limited to, disgorgement of any profit or avoided loss, fines, censure, suspension of personal security trading, reporting to a Fund Board and appropriate regulation agency, termination of employment, and civil and/or criminal prosecution.

In addition to the foregoing, a Fund Board may sanction a violation of these Conflicts Policies in any manner that it deems appropriate, including, but not limited to, the sanctions imposed by Matthews.

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The terms defined below are important to understanding your obligations under the Conflicts Policies. You should read these definitions carefully when applying any provision of the Conflicts Policies. Other terms are defined, as appropriate, in the individual Policies.

Access Persons –

1.	Of a Fund include any director, trustee, officer or employee of the Fund or Matthews, who, in connection with his or her regular functions or duties, (i) makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to any such purchase or sale; and (ii) any natural person in a control relationship to the Fund or Matthews who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Covered Security by a Series. Access Persons of a Fund also includes the Immediate Family of any such persons.

2.	Of Matthews include all directors, officers and employees of Matthews who have access to nonpublic information regarding any purchase or sale by, or the holdings of any of Matthews’ clients, including the Funds. Access Persons of Matthews also includes the Immediate Family of any such persons.

Under these definitions, all officers and employees of Matthews are presumed to be Access Persons.3 The Disinterested Trustees (as defined below) of a Fund are not generally subject to the provisions of the Code because the Fund has implemented procedures designed to prevent such persons from acquiring any information about the purchase or sale of the Fund’s portfolio securities and from participating in making recommendations about such transactions.

The Matthews CCO or a Fund CCO may deem certain individuals to be Access Persons with respect to specific information or time periods, depending on the circumstances, and may require these individuals to provide such certificates or records as a CCO may reasonably request to evaluate compliance with the Conflicts Policies.

Asia Pacific Country – Means Australia, China, Hong Kong, India, Indonesia, Japan, Malaysia, New Zealand, Pakistan, the Philippines, Singapore, South Korea, Taiwan, Thailand, Vietnam, and any other country in which any of the Series is authorized to invest.

Asia Pacific Security – Means any Security issued or guaranteed by (i) a company that is organized under the laws of an Asia Pacific Country; (ii) a company that has the primary trading markets for its securities in an Asia Pacific Country, or (iii) a governmental entity or an agency or instrumentality or political subdivision of an Asia Pacific Country. Notwithstanding the foregoing, Asia Pacific Securities do not include the shares of an investment company registered under the 1940 Act.

3      Under Rule 204A-1, the representatives of Matthews’ financial investors (who are titled “Director”) may be presumed to be Access Persons. However, such persons do not perform the function associated with a Director, and Matthews does not permit such persons to have access to nonpublic information regarding any purchase or sale by, or the holdings of, any of Matthews’ clients. Accordingly, Matthews believes that the presumption of Rule 204A-1 has been rebutted and such persons are not access persons for purposes of that rule.

Beneficial Interest – A person has a beneficial interest in any Security in which he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) a direct or indirect pecuniary interest; (ii) the right to direct the disposition of; or (iii) the right to vote the Security (other than any Security held in an account managed by Matthews). A person is presumed to have a Beneficial Interest in a Security held by members of his or her Immediate Family, by a partnership for which he or she is the general partner or any other entity he or she controls, by a trust for which he or she is a trustee or beneficiary sharing investment control, or by a revocable trust for which he or she is the settlor. Common examples of Beneficial Interest include joint accounts, spousal accounts, UGMA/UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has beneficial interest in a security should be brought to the attention of the Compliance Department.4

Control – means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.5

Covered Security – means any Security other than a security issued or guaranteed by the United States government, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, other money market instruments, shares of registered open-end investment company registered under the 1940 Act (excluding exchange-traded funds) other than the Funds, or shares of Undertaking for Collective Investment in Transferable Securities (UCITS) other than the Matthews Asia Funds (Luxembourg).

Disinterested Trustee – A “Disinterested Trustee” is any trustee of a Fund who is not an “interested person” of the Fund as defined in the 1940 Act.6

FINRA – means the Financial Industry Regulatory Authority.

Held or to be Acquired – A security is “held or to be acquired” if within the most recent 15 days it is or has been held by a Series, or is being or has been considered by a Series or Matthews for purchase by a Series. A purchase or sale includes the writing of an option to purchase or sell.

Immediate Family – includes all family members sharing the same household, including, but not limited to, your spouse, registered domestic partner, parents, grandparents, children, grandchildren, siblings, step-siblings, step-children, step-parents, in-laws and any adoptive relationships.

Initial Public Offering – is an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of §§ 13 or 15(d) of the 1934 Act (i.e., the requirement to file public annual and quarterly reports with the SEC).

[4]	The Compliance Department and this Code define Beneficial Interest consistently with the definition of that term under the 1934 Act. See 1934 Act § 16(a) and Rule 16a-1(a) (2) thereunder.
[5]	See 1940 Act § 2(a)(9).
[6]	See 1940 Act § 2(a)(19).

 Matthews Asia Funds (Luxembourg) – means the Matthews Asia Funds, a self-managed investment company with variable share capital (SICAV) organized under the laws of Luxembourg.

Private Placement – is an offering that is exempt from registration under the 1933 Act pursuant to § 4(2) or § 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 adopted thereunder (i.e., an offering for which there are no public filings).

Security – means any

1.	Note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security;

2.	Group or index of securities, or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; and

3.	Any security issued by an open-end investment company (including the Funds), closed-end investment companies, exchange-traded funds based on any index, or other pooled investment vehicle.

The System – means SunGard Protogent PTA.

Exhibit A

CONFLICTS POLICIES

Code of Ethics, Gifts and Entertainment and

Insider Trading Policies

CERTIFICATION AND AGREEMENT TO COMPLY

For The Semi-Annual Period Ended: _______ __ ______

[TO BE USED ONLY IF THE SYSTEM IS UNAVAILABLE]

By signing this Certification and Agreement to Comply, I hereby certify the following:

•	I have read and understand the Conflicts Policies, including the Code of Ethics, Gifts and Entertainment and Insider Trading Policies, and have had an opportunity to ask any questions that I may have had concerning the Conflicts Policies.
•	I understand that I am responsible for complying with the Conflicts Policies, including the Code of Ethics, Gifts and Entertainment and Insider Trading Policies, and agree to comply with them.
•	I understand that my compliance with the Conflicts Policies is a condition of my employment with Matthews International Capital Management, LLC (“Matthews”).
•	I have reported all violations of the Code of Ethics, Gifts and Entertainment and Insider Trading Policies within the scope of my knowledge to appropriate parties, as designated in the Conflicts Policies.
•	I understand that my violation of the Conflicts Policies, if any, may subject me to various sanctions, including personal, civil and criminal liability, regulatory fines, suspensions and/or termination of employment. I also understand that such violation may subject Matthews to civil and criminal liability as well as regulatory discipline.
•	I have not received any gifts with a retail value greater than $250.00 (except as disclosed below) and I have otherwise been in compliance with the Gifts and Entertainment Policy of Matthews during the period noted above.
•	List any gifts you have received in the period covered by this Certification that had a retail value greater than $250.00:

Employee Name:
Signature:
Date:

Exhibit B

NOTIFICATION OF BROKERAGE FIRMS AND FINANCIAL INSTITUTIONS ACCOUNT OPENING

[To Be Used Only If The System Is Unavailable]

Please list below all accounts in which you have a direct or indirect Beneficiary Interest* as defined within the Code of Ethics. (If you have any questions concerning the types of accounts covered by the Code of Ethics, please consult with the CCO or member of the Compliance Dept.). This report is due within 45 days of each calendar year end or 10 days of your start of employment with Matthews International Capital Management, LLC.

Broker/Financial Institution	Account Number	Account registration	Date	Relationship
name & address		account type	Established

I certify that the information given above is true, accurate and complete as of the date indicated below and i will notify the Chief Compliance Officer promptly of any change. In addition, by signing below, i expressly authorize Matthews to receive duplicate confirmations and account statements for the above accounts from the relevant institutions.

By:

Print Name:

Date:	________/________/________

* Please attach an account statement for each account listed that is not dated more than 45 days prior to the date of this report or your date of employment with Matthews International Capital Management, LLC.

 Exhibit C

Personal Security Transaction Authorization

[TO BE USED ONLY IF THE SYSTEM IS UNAVAILABLE]

Please complete all information below and keep a copy of the completed authorization for your records. Remember, you may not purchase any Asia Pacific Security (as defined in the Code of Ethics).

Name of Employee or Beneficial Owner:

Account Title:

Proposed Trade Date: ______/______/______

 (Trade must be executed within 2 trading days of approval (1 for Matthews Asia Funds) or new authorization must be obtained.

name or ticker of the security	number of shares/dollar amount	type of transaction buy /sell or other

By signing below, I affirm that I am not in possession of any non-public information concerning the above securities, and that the requested transactions are not being entered into on the basis of any confidential information that may be in my possession.

Signature

Date:

Authorization
(Compliance Department)

The above security:

	Yes	No
Has not been traded within the last 5 business days:	☐	☐
Is not expected to be traded within the next 5 business days:	☐	☐
Is not currently on the trade blotter:	☐	☐

Request Approved: ☐	Request Denied: ☐

Approval Expires as of the end of trading on _____/_____/_____

Comments:

By:	Date: _____/_____/_____.	Time: ____:____ A.M/P.M.

 Chief Compliance Officer* or other Staff of the Compliance Department.

*CCO’s security transactions must be approved by either Matthews’ General Counsel or Chief Executive Officer .

Exhibit D

Quarterly Report of Personal Securities Transactions

Calendar Quarter ended ______/______/______

[TO BE USED ONLY IF THE SYSTEM IS UNAVAILABLE]

Name:	Date Completed: ________/________/________
Due Date: within Ten Days After End OF Calendar Quarter

Date of Transaction	Buy/Sell	Name of Security	Number of Shares	Price	Broker

☐ Check here if you did not make any reportable transactions.

☐ Check here if a list of all transactions is attached to this form.

By signing below I certify that the information contained herein is accurate and complete and is made in compliance with the Code of Ethics of Matthews

Name/Signature

Received and Reviewed by:	on __________/__________/__________
Chief Compliance Officer or Deputy Chief Compliance Officer